Sun Bancorp, Inc.



News Release
For Immediate Release

Contact:      Dan Chila, EVP, Chief Financial Officer (856) 691-7700

         Sun Bancorp Announces Stock Dividend For 10th Consecutive Year

Our mission is uncompromising...
         ...to be the Premier Community Bank in every community we serve

VINELAND, NJ, March 17, 2005 - Thomas A. Bracken, president and CEO of Sun Bancorp, Inc. (Nasdaq: SNBC), parent holding company for Sun National Bank, announced that on March 17, 2005, the Company's Board of Directors declared a five percent (5%) stock dividend. The dividend will be paid on April 20, 2005, to shareholders of record on April 6, 2005. The stock dividend represents the 10th consecutive year in which the Board of Directors has declared a stock dividend. As a result of this Board action, the outstanding shares of the Company's common stock will increase by approximately 863,000 shares, from 17,262,000 shares outstanding to approximately 18,125,000 shares outstanding. Sun stockholders as of the record date for the dividend will receive cash in lieu of fractional shares.

Sun Bancorp, Inc. is a multi-state bank holding company located in Vineland, New Jersey. Its primary subsidiary, Sun National Bank, serves customers through 73 full service community banking centers located in Southern and Central New Jersey, in the contiguous New Castle market in Delaware, and in Philadelphia, Pennsylvania. The Company's common stock is traded on the NASDAQ National Market under the symbol, "SNBC." The deposits of the Bank are insured to the legal maximum by the Federal Deposit Insurance Corporation.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


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